SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

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RAPID THERAPEUTIC SCIENCE

LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-55018 (Commission File Number)	46-2111820 (I.R.S. Employer Identification No.)

558 County Road 472 De Leon, TX (Address of principal executive offices)		76444 (Zip code)

Registrant’s telephone number, including area code:

(800) 497-6059

Title of each class of securities covered by this Form:

Common Stock, $0.001 par value

Securities for which a duty to file reports under Section 13(a) or 15(d) remains:

None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☒ Rule 12g-4(a)(1)

☐ Rule 12g-4(a)(2)

☒ Rule 12h-3(b)(1)(i)

☐ Rule 12h-3(b)(1)(ii)

☐ Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 130

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RAPID THERAPEUTIC SCIENCE

LABORATORIES, INC.

/s/ Donal R. Schmidt, Jr.

Donal R. Schmidt, Jr.

Chief Executive Officer

January 16, 2024